Exhibit 10.6

GOLO LOTTO ASSET PURCHASE AGREEMENT

THIS GOLO LOTTO ASSET PURCHASE AGREEMENT, (the "Agreement") is entered into this 7th day of February, 2003, by and between Latin America Futbol Corporation, a Florida corporation (the "Company") the owner of the Golo Lotto brand and website (www.gololotto.com) and San Diego Soccer Development Corporation dba Soccer Development of America (the "Purchaser"), a publicly traded Nevada Corporation.

RECITALS

A. The Company is a Florida corporation whose primary business purpose is to be involved in all aspects of football (soccer) including player representation, stadium development and other miscellaneous activities. The company is the full 100% owner of Golo Lotto, a corporation registered in the Netherland Antilles, and the website (www.gololotto.com) and the golo lotto logo and brand.

B. The Purchaser, a publicly traded holding company focused on the development of soccer domestically and abroad, has expressed an interest in purchasing a fifty-one percent (51%) interest in the assets of Golo Lotto including but not limited to the website (www.gololotto.com) and the golo lotto brand and logo.

C. The Company desires to place one hundred percent (100%) of its assets including the Golo Lotto logo and brand and the website (http://www.gololotto.com) into a Special Purpose Vehicle ("SPC") to be formed and registered by the Purchaser and to be owned one hundred percent (100%) by Purchaser.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein, in their entirety, by this reference.

2. Ongoing Promotional Role of Both Parties. The Purchaser and the Company agree that the promotional efforts relative to Golo Lotto shall be the responsibility of both parties. Such responsibilities shall include but not be limited to:

(a) Both parties reasonable efforts to promote the Gololotto.com online website through getting affiliate websites to put banners on their sites, print media, shirt sponsorship, club affiliations, stadium signage and all other forms of media to promote www.gololotto.com to get a large number of players using the site for their gaming activities.

(b) An offline initiative through the implementation of a kiosk program throughout the Latin America. The Company will present to the Purchaser the clubs, companies, restaurants, hotels, casinos, stadiums, and any other groups that wish to acquire or finance the kiosks. All approval of financing and proposals will be done at the discretion of the Purchaser.

3. Terms of Purchase

(a) An amount equal to fifty percent (50%) of the gross revenue of the sale of Golo Lotto and its marks and brands in the event the Purchaser sells the product in the future regardless of the time frame.

(b) 1,500,000 shares of San Diego Soccer Development Corporation (SDSD) restricted common stock issued pursuant to Section 4(2) of the securities Act of 1933 (the "Act") and subject to the resale restrictions of the Act.

(c) $47,000 (US) non-refundable payable February 28, 2003.

(d) The revenues will be split 50/50 after all expenses. The expenses will include the percentages paid to the "back end provider" for running the sports book, as well as percentages paid to clubs, federations, players, etc. for joining the Golo Lotto program. Also, all reasonable travel expenses associated with closing deals for Golo Lotto will be deducted.

4. Transfer of Assets

(a) Purchaser to receive the Golo Lotto image and brand and the URL (http://www.gololotto.com) to place into the SPV to be registered by Purchaser. Assets to be free and clear of any encumbrances.

(b) It is understood the backend operations of the site is complete to accept wagers and clients to participate and play www.gololotto.com. Company agrees to immediately introduce Purchaser to backend contractor as the new owner of Golo Lotto and to sign the appropriate documents to assign all rights, title and interest in any and all contracts now in existence between Company and backend contractor regarding Golo Lotto.

5. Representations and Warranties of the Company. The Company represents, warrants and covenants to Purchase as of the date hereof as follows:

(a) The Company has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively "Documents"). All action on the part of the Company necessary for the authorization, execution, delivery and performance of the Documents by the Company has been taken and no further authorization on the part of the Company is required to consummate the transactions provided for in the Documents. When executed and delivered by the Company, the Documents shall constitute the valid and legally binding obligations of the Company enforceable in accordance with their respective terms. Neither the execution, delivery nor performance of the Documents by the Company shall (i) violate or result in a breach of any provisions of the Company's bylaws or articles of incorporation, (ii) constitute a default or result in a breach of any contract or agreement to which the Company is a party or its assets or properties are bound, or (iii) violate any order, writ, injunction, decree, judgment or other restriction of any court, administrative agency or governmental body.

(b) The Company has and will transfer to Purchaser good and marketable title to the assets, free and clear of all mortgages, pledges, security interests, liens, claims, charges, restrictions and encumbrances.

(c) No order of any court or administrative agency is in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body or other person, or legal or administrative proceeding has been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. There are no actions or proceedings pending or threatened arising out of or related to the assets. There is no voluntary action or proceeding affecting the assets pending or the commencement of which is contemplated by the Company.

(d) The Company has complied in all material respects with all laws, regulations and orders affecting the assets or operation of the website and is not in violation of any provision of any applicable rule, regulation or law, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(e) This Agreement is made with the Company in reliance upon the Company's representation to Purchaser, which by its execution of this Agreement the Company hereby confirms, that the Common Stock to be received by the Company will be acquired for investment for the Company's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Company has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Company further represents that the Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock. The Company represents that it has the full power and authority to enter into this Agreement.

(f) The Company is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock. The Company is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

(g) The Company understands that the shares of Common Stock it is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In addition, the Company represents that it is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

6. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding and neither this Agreement nor any provision hereof may be waived, modified, amended or, except to the extent, if any, otherwise provided in this Agreement, terminated, except by a written agreement signed by the parties hereto.

(b) Assignment. Neither party may assign this Agreement absent the express prior written consent of the other party.

(c) Successors and Assigns. This Agreement shall be binding upon and against the parties hereto and their heirs, personal or other legal representatives, administrators, successors and permitted assigns.

(d) Negotiated Agreement. The parties to this Agreement have fully participated in its negotiation and preparation. Accordingly, this Agreement shall not be more strictly construed against either of the parties.

(e) Waivers. No waiver of any breach, default or provision hereunder shall be considered valid unless in a writing signed by the party to be charged therewith, and no such waiver shall be deemed a waiver of any subsequent breach or default hereunder.

(f) Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(g) Notices. All notices, requests, demands, instructions, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and (a) when delivered personally or five (5) days after they are sent by a internationally recognized express courier service (i.e., Federal Express, DHL), postage or delivery charges prepaid, to the parties at the following addresses or to such other addresses as the parties may give notice in accordance herewith:

If to Company: Latin America Futbol Corporation 4770 Biscayne Blvd Suite 1000 Miami, Florida 33137 Facsimile: (305) 573-3390 Attn: Manny Bains, Chairman

If to the Purchaser: Soccer Development of America 3803 Mission Blvd., Suite 290 San Diego, California 92109 Facsimile: (858) 488-7717 Attn: Yan Skwara, Chairman

(h) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, determined without regard to provisions of conflicts of laws. Notwithstanding anything herein to the contrary, any controversies or claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by binding arbitration. The binding arbitration shall be conducted by three arbitrators. One arbitrator shall be appointed by the Sellers, a second arbitrator shall be appointed by the Purchaser and the third arbitrator shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 10 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 10 days after the second arbitrator is designated, then either party may request that such arbitrator be appointed by the Chief Judge of the United States Southern District Court of Florida located in the City of Miami, Florida or by the American Arbitration Association so as to enable the arbitrators to render an award within 30 days after the three arbitrators have been appointed. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the Commercial Rules of the American Arbitration Association. The expenses of all parties in connection with the arbitration proceeding, including, without limitation, any expenses of the arbitrators, shall be paid in the amount and in the manner as directed by the arbitrators. The place of arbitration shall be Miami, Florida. The judgment of the arbitration tribunal shall be accompanied by a written statement of the basis for such judgment and may be enforced by any court having proper jurisdiction.

(i) Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

(j) Enforcement Costs. If any legal action or other proceedings is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appellate, bankruptcy, post-judgment and alternative dispute resolution proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

(k) Independent Representation. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement.

(l) Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telex or telecopy or telefax of a facsimile signature page shall be binding upon that party so confirming.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

Latin America Futbol Corporation By: /s/ Manny Bains Manny Bains, Chairman

San Diego Soccer Development Corporation By: /s/ Yan Skwara Yan Skwara, Chairman